Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion (Adjusted Earnings of $1.5 Billion)

Exhibit 99.1

Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion
or $3.18 Per Share
Adjusted earnings of $1.5 billion or $3.10 per share

Highlights

•	Delivered record adjusted earnings per share

•	Achieved Refining market capture of 94 percent

•	Generated record Midstream net income from higher throughputs

•	Realized strong Marketing margins

•	Cash distributions from equity affiliates of $910 million; $2.1 billion year to date

•	Returned $775 million to shareholders through dividends and share repurchases

•	Phillips 66 Partners increased Gray Oak Pipeline capacity to 900,000 barrels per day

HOUSTON, Oct. 26, 2018 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces third-quarter 2018 earnings of $1.5 billion, compared with $1.3 billion in the second quarter of 2018. Excluding special items of $36 million in the third quarter, adjusted earnings were $1.5 billion, compared with second-quarter adjusted earnings of $1.3 billion.

“We demonstrated the value of our integrated portfolio, delivering strong earnings and advancing strategic growth projects in the third quarter,” said Greg Garland, chairman and CEO of Phillips 66. “In the Central Corridor, Refining and Midstream ran at record levels, capturing favorable margins. During the quarter, we began construction of two new fractionators and additional storage at the Sweeny Hub, and we approved a new project to further expand crude oil storage at the Beaumont Terminal. The Gray Oak Pipeline project continues to progress toward a late-2019 completion, with 900,000 barrels per day of crude oil capacity.”

“Over the last six years, we have repurchased or exchanged nearly 30 percent of our initial shares outstanding, contributing to record adjusted earnings per share this quarter. We continued our commitment to shareholder distributions, returning $775 million through dividends and share repurchases in the third quarter and $5.2 billion for the year. We believe strong shareholder distributions remain fundamental to disciplined capital allocation.”

Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion (Adjusted Earnings of $1.5 Billion)

Midstream

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q3 2018	Q2 2018	Q3 2018	Q2 2018
Transportation	$175	137	175	137
NGL and Other	43	50	64	50
DCP Midstream	22	15	22	15
Midstream	$240	202	261	202

Midstream third-quarter net income was $240 million, compared with $202 million in the second quarter of 2018. Midstream results in the third quarter of 2018 included $21 million in expenses related to claims and pension settlement.

Transportation third-quarter adjusted net income of $175 million was $38 million higher than second-quarter adjusted net income of $137 million, mainly reflecting higher volumes and improved tariff and storage rates, as well as lower operating costs.

NGL and Other adjusted net income for the third quarter was $64 million, a $14 million increase from the second quarter, primarily due to increased volumes on the Sand Hills and Southern Hills pipelines, as well as propane and butane trading activity.

The company’s equity investment in DCP Midstream generated adjusted net income of $22 million in the third quarter, compared with $15 million in the second quarter. The increase reflects higher pipeline volumes and natural gas liquids (NGL) prices, as well as improved hedging results.

Chemicals

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q3 2018	Q2 2018	Q3 2018	Q2 2018
Olefins and Polyolefins (O&P)	$177	247	177	247
Specialties, Aromatics and Styrenics (SA&S)	41	32	41	32
Other	(8)	(17)	(8)	(17)
Chemicals	$210	262	210	262

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals' third-quarter net income was $210 million, compared with $262 million in the second quarter of 2018.

CPChem's O&P business contributed $177 million of adjusted net income in the third quarter of 2018, compared with $247 million in the second quarter. The decrease reflects a decline in margins, largely due to higher feedstock costs, partially offset by higher polyethylene sales volumes. Domestic polyethylene units ran at 96 percent utilization in the third quarter, while global O&P utilization was 91 percent.

CPChem's SA&S business contributed $41 million of adjusted net income in the third quarter of 2018, an increase of $9 million from the prior quarter. The increase primarily reflects improved margins.

Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion (Adjusted Earnings of $1.5 Billion)

The $9 million decrease in Other adjusted net costs in the third quarter mainly reflects the gain on an asset sale.

Refining

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q3 2018	Q2 2018	Q3 2018	Q2 2018
Refining	$936	910	959	911

Refining third-quarter net income was $936 million, compared with $910 million in the second quarter of 2018. Refining results in the third quarter of 2018 included pension settlement expense of $24 million.

Refining adjusted net income was $959 million in the third quarter of 2018, compared with $911 million in the second quarter of 2018. The increase was largely driven by higher realized refining margins in the Central Corridor, partially offset by declines in realized margins in the Gulf Coast and West Coast regions. Central Corridor refineries benefited from a wider WTI-WCS crude differential and ran at 108 percent utilization during the third quarter. The Gulf Coast region was impacted by narrowing heavy crude differentials and unplanned downtime. In the West Coast region, results were impacted by declining gasoline crack spreads.

Phillips 66’s worldwide crude utilization rate was 93 percent, down from 100 percent in the prior quarter. Pre-tax turnaround costs for the third quarter were $55 million, compared with second-quarter costs of $60 million. Clean product yield was 84 percent in the third quarter.

Marketing and Specialties

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q3 2018	Q2 2018	Q3 2018	Q2 2018
Marketing and Other	$271	187	243	145
Specialties	47	50	47	50
Marketing and Specialties	$318	237	290	195

Marketing and Specialties (M&S) third-quarter net income was $318 million, compared with $237 million in the second quarter of 2018. M&S results benefited from biodiesel blender tax credits of $33 million and $42 million in the third and second quarters of 2018, respectively. Third-quarter net income also included $5 million of pension settlement expense.

Adjusted net income for Marketing and Other was $243 million in the third quarter of 2018, an increase of $98 million from the second quarter. Marketing benefited from improved market conditions with realized margins increasing by 28 percent. U.S. Branded Marketing and U.K. Marketing volumes increased by 2 percent and 3 percent, respectively, due to seasonality. Refined product exports in the third quarter were 190,000 barrels per day (BPD).

Specialties generated adjusted net income of $47 million during the third quarter, down from $50 million in the prior quarter due to lower margins.

Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion (Adjusted Earnings of $1.5 Billion)

Corporate and Other

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q3 2018	Q2 2018	Q3 2018	Q2 2018
Corporate and Other	$(136)	(207)	(187)	(183)

Corporate and Other third-quarter net costs were $136 million, compared with net costs of $207 million in the second quarter of 2018. Net costs included tax adjustments of $54 million and $24 million in the third and second quarters of 2018, respectively, primarily related to adjustments to the provisional income tax benefit of U.S. tax reform. In addition, the third quarter included pension settlement expense of $3 million.

Third-quarter Corporate and Other adjusted net costs were $187 million, in line with the prior quarter.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $582 million in cash from operations during the third quarter. Excluding working capital impacts, operating cash flow was $2.1 billion. Cash distributions from equity affiliates were $910 million in the third quarter. CPChem and WRB Refining each made third-quarter cash distributions of $325 million to Phillips 66.

During the quarter, Phillips 66 funded $405 million in share repurchases, $370 million in dividends and $779 million of capital expenditures and investments. The company ended the quarter with 461 million shares outstanding.

As of Sept. 30, 2018, cash and cash equivalents were $924 million, and consolidated debt was $11.3 billion, including $2.9 billion at Phillips 66 Partners (PSXP). The company's consolidated debt-to-capital ratio was 31 percent and its net-debt-to-capital ratio was 29 percent. Excluding PSXP, the debt-to-capital ratio was 26 percent and the net-debt-to-capital ratio was 25 percent.

Strategic Update

Phillips 66 Partners is constructing the Gray Oak Pipeline, which will provide crude oil transportation from the Permian and Eagle Ford to destinations in Corpus Christi and Freeport, including the Sweeny Refinery. Supported by customer commitments, capacity of the pipeline will be 900,000 BPD. Phillips 66 Partners currently has a 75 percent ownership interest in the pipeline project, and third parties have options to acquire an interest in the pipeline that could reduce Phillips 66 Partners ownership to 42.25 percent by year end. Gray Oak Pipeline is anticipated to be in service by the end of 2019.

In Corpus Christi, the Gray Oak Pipeline will connect to the new South Texas Gateway Terminal under development by Buckeye Partners, L.P. The marine terminal will have an initial storage capacity of 3.4 million barrels and is expected to begin operations by the end of 2019. Phillips 66 Partners owns a 25 percent interest in the terminal.

At the Sweeny Hub, the company is constructing two 150,000-BPD NGL fractionators and associated pipeline infrastructure, and Phillips 66 Partners is adding 6 million barrels of storage capacity at Clemens Caverns. Upon completion of the expansion, expected in late 2020, the Sweeny Hub will have 400,000 BPD of fractionation capability and 15 million barrels of storage capacity.

Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion (Adjusted Earnings of $1.5 Billion)

The company recently added 900,000 barrels of crude oil storage at the Beaumont Terminal, bringing total crude and products storage capacity to 13.3 million barrels. Additional crude oil tanks are under construction to increase storage capacity to 14.6 million barrels by the end of this year. A further expansion of 2.2 million barrels of crude oil capacity is planned for completion in the first quarter of 2020.

DCP Midstream is expanding the Sand Hills Pipeline and capacity is expected to reach 485,000 BPD in the fourth quarter of 2018. The pipeline transports NGL from the Permian Basin and Eagle Ford to the Texas Gulf Coast and is owned two-thirds by DCP Midstream and one-third by Phillips 66 Partners. DCP Midstream is adding gas processing capacity in the DJ Basin. The Mewbourn 3 plant, with a capacity of 200 million cubic feet per day, was completed in the third quarter and the O’Connor 2 plant is under construction with completion expected in the second quarter of 2019.

In Chemicals, CPChem has a leading position in olefins and polyolefins to supply the world’s growing demand for high-quality plastics. CPChem’s portfolio of cost advantaged assets are strategically located in the U.S. and Middle East. Abundant U.S. ethane supplies remain the cost advantaged feedstock for petrochemicals growth. CPChem continues to optimize its new U.S. Gulf Coast (USGC) petrochemicals assets and is developing a second USGC project that would include ethylene and derivative capacity. CPChem is also evaluating additional capacity across multiple product lines through debottleneck opportunities on existing units.

In Refining, a fluid catalytic cracking (FCC) unit optimization project is underway at the Sweeny Refinery to increase production of higher-value petrochemical products and higher-octane gasoline. The project is anticipated to be completed mid-2020. At the Lake Charles Refinery, Phillips 66 Partners is constructing a 25,000-BPD isomerization unit to increase production of higher-octane gasoline blend components. The project is expected to be completed in the third quarter of 2019.

In Marketing, the company continued its program to roll out an updated signature image design for Phillips 66, 76 and Conoco branded marketing sites. A total of 384 domestic sites were re-imaged during the third quarter. To date, over 2,100 U.S. sites have been re-imaged since the program’s inception in 2015 with same site sales increasing 2 to 3 percent on average.

Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion (Adjusted Earnings of $1.5 Billion)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s third-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2018			2017
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$240	202	675	117	325
Chemicals	210	262	704	121	498
Refining	936	910	1,937	550	1,033
Marketing and Specialties	318	237	739	208	563
Corporate and Other	(136)	(207)	(498)	(147)	(426)
Net Income	1,568	1,404	3,557	849	1,993
Less: Noncontrolling Interests	76	65	202	26	85
Phillips 66	$1,492	1,339	3,355	823	1,908

Adjusted Earnings
	Millions of Dollars
	2018			2017
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$261	202	696	99	312
Chemicals	210	262	704	153	550
Refining	959	911	1,959	548	779
Marketing and Specialties	290	195	659	211	570
Corporate and Other	(187)	(183)	(532)	(127)	(405)
Net Income	1,533	1,387	3,486	884	1,806
Less: Noncontrolling Interests	77	65	196	26	85
Phillips 66	$1,456	1,322	3,290	858	1,721

Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion (Adjusted Earnings of $1.5 Billion)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,200 employees committed to safety and operating excellence. Phillips 66 had $56 billion of assets as of Sept. 30, 2018. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Jeff Dietert (investors)	Rosy Zuklic (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	832-765-1850
jeff.dietert@p66.com	rosy.zuklic@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, as well as the ability of PSXP to successfully execute its growth plans; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted net income. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that do not reflect the core operating results of our businesses in the current period. This release includes a debt-to-capital ratio excluding PSXP. This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to earnings refer to net income attributable to Phillips 66. References to adjusted earnings refer to earnings excluding special items, as detailed in the tables to this release. References to net income are inclusive of noncontrolling interests.

Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion (Adjusted Earnings of $1.5 Billion)

	Millions of Dollars
	Except as Indicated
	2018			2017
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Earnings to Adjusted Earnings
Consolidated Earnings	$1,492	1,339	3,355	823	1,908
Pre-tax adjustments:
Pending claims and settlements	21	—	21	(36)	(60)
Pension settlement expense	49	—	49	21	76
Impairments by equity affiliates	—	—	—	—	33
Certain tax impacts	(45)	(55)	(115)	—	—
Gain on consolidation of business	—	—	—	—	(423)
Hurricane-related costs	—	—	—	70	70
Tax impact of adjustments*	(6)	14	11	(20)	117
U.S. tax reform	(49)	24	(32)	—	—
Other tax impacts	(5)	—	(5)	—	—
Noncontrolling interests	(1)	—	6	—	—
Adjusted earnings	$1,456	1,322	3,290	858	1,721
Earnings per share of common stock (dollars)	$3.18	2.84	7.03	1.60	3.66
Adjusted earnings per share of common stock (dollars)†	$3.10	2.80	6.89	1.66	3.30

Reconciliation of Net Income to Adjusted Net Income by Segment
Midstream Net Income	$240	202	675	117	325
Pre-tax adjustments:
Pending claims and settlements	21	—	21	(37)	(37)
Pension settlement expense	7	—	7	3	11
Hurricane-related costs	—	—	—	4	4
Tax impact of adjustments*	(7)	—	(7)	12	9
Adjusted net income	$261	202	696	99	312
Chemicals Net Income	$210	262	704	121	498
Pre-tax adjustments:
Impairments by equity affiliates	—	—	—	—	33
Hurricane-related costs	—	—	—	53	53
Tax impact of adjustments*	—	—	—	(21)	(34)
Adjusted net income	$210	262	704	153	550
Refining Net Income	$936	910	1,937	550	1,033
Pre-tax adjustments:
Pending claims and settlements	—	—	—	(30)	(51)
Gain on consolidation of business	—	—	—	—	(423)
Certain tax impacts	(1)	1	(2)	—	—
Pension settlement expense	32	—	32	13	48
Hurricane-related costs	—	—	—	12	12
Tax impact of adjustments*	(8)	—	(8)	3	160
Adjusted net income	$959	911	1,959	548	779

Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion (Adjusted Earnings of $1.5 Billion)

	Millions of Dollars
	Except as Indicated
	2018			2017
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Net Income to Adjusted Net Income by Segment
Marketing and Specialties Net Income	$318	237	739	208	563
Pre-tax adjustments:
Pension settlement expense	6	—	6	3	10
Hurricane-related costs	—	—	—	1	1
Certain tax impacts	(44)	(56)	(113)	—	—
Tax impact of adjustments*	10	14	27	(1)	(4)
Adjusted net income	$290	195	659	211	570
Corporate and Other Net Loss	$(136)	(207)	(498)	(147)	(426)
Pre-tax adjustments:
Pending claims and settlements	—	—	—	31	28
Pension settlement expense	4	—	4	2	7
Tax impact of adjustments*	(1)	—	(1)	(13)	(14)
U.S. tax reform	(49)	24	(32)	—	—
Other tax impacts	(5)	—	(5)	—	—
Adjusted net loss	$(187)	(183)	(532)	(127)	(405)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 25 percent beginning in 2018, and approximately 38 percent for periods prior to 2018. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports Third-Quarter Earnings of $1.5 Billion (Adjusted Earnings of $1.5 Billion)

	Millions of Dollars
	Except as Indicated
	September 30, 2018
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$11,337	2,922	8,415
Total Equity	25,795	2,440	23,355
Debt-to-Capital Ratio	31%		26%
Total Cash	$924	100	824
Net-Debt-to-Capital Ratio	29%		25%
*PSXP's third-party debt and Phillips 66's noncontrolling interests attributable to PSXP.